SECURITIES AND EXCHANGE COMMISSION
450 5th Street
Judiciary Plaza
Washington, DC  20549

Dear Sir:

L.B. Foster Company hereby files an amended Prospectus for shares offered under its 1985 Long-Term Incentive Plan. The shares were initially registered under Registration Statement No. 33-79450.

Very truly yours,

David L. Voltz

Registration Statement No.33-79450 Rule 424(b)(3)

---------------------------------
          PROSPECTUS
---------------------------------

      L. B. Foster Company

      Class A Common Stock
        ($.01 Par Value)

1,500,000 Shares Offered Under The

1985 LONG-TERM INCENTIVE PLAN AS
      AMENDED AND RESTATED


This Prospectus relates to the offer and sale of shares of Class A Common Stock of L. B. Foster Company (the "Company") to certain present and former officers, directors and employees of the Company and its subsidiaries pursuant to the 1985 Long-Term Incentive Plan as Amended and Restated. Such persons (including "affiliates" of the Company as defined in Rule 405 under the Securities Act of 1933) may use this Prospectus for the reoffer or resale of such shares in brokers' transactions in the over-the-counter market, in privately negotiated transactions, or otherwise, and may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended, with respect to such resales. The Company will receive none of the proceeds from such resales.

The Class A Common Stock is traded in the over-the-counter market and is reported in the National NASDAQ System (Symbol: FSTRA). The
Company's executive offices are located at 415 Holiday Drive, Pittsburgh, Pennsylvania 15220 and its telephone number is
(412) 928-3431.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is January 29, 1997.

AVAILABLE INFORMATION

L. B. Foster Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the public reference facilities maintained by the Commission at 450 5th Street, N.W., Washington, D.C. 20549 and at its regional offices located at 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 5th Street, N.W., Washington, D.C. 20549 at prescribed rates.

This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended, omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Further information about the L. B. Foster Company 1985 Long-Term Incentive Plan as Amended and Restated and its administrators may be obtained by contacting David L. Voltz, Secretary of the Company, whose address and telephone number are set forth below.

If a copy of the Company's annual report to stockholders for the last fiscal year was not furnished with this Prospectus, a copy of such report may be obtained, without charge, from the Company upon written or oral request to: L. B. Foster Company, David L. Voltz, Secretary, 415 Holiday Drive, Pittsburgh, PA 15220, telephone number
(412) 928-3431. Participants in the Plan will receive copies of all reports, proxy statements and other communications distributed to stockholders of the Company.

THE PLAN

The 1985 Long-Term Incentive Plan became effective January 1, 1985 and was approved at the 1985 annual meeting of stockholders. The Board of Directors on February 6, 1987 amended the Plan in a number of respects by adopting the 1985 Long-Term Incentive Plan as Amended and Restated, which was approved at the 1987 annual meeting of stockholders. At the 1990 annual meeting the Plan was amended by increasing from 800,000 to 1,000,000 the maximum number of shares issuable upon the exercise of options or stock appreciation rights. The Plan was further amended July 30, 1992 to bring the Plan in compliance with the requirements of Rule 16b-3 (as amended May 1, 1991) under the Securities Exchange Act of 1934, as amended, and remove certain restrictions and procedures which are no longer necessary in order to comply with that Rule. The July 1992 amendments have no effect on stock options granted prior to those amendments, except to the extent that the stock option agreement may be amended in writing in accordance with the Plan. Finally, at the 1994 annual meeting the stockholders approved amendments to the Plan which increased from 1,000,000 to 1,500,000 the maximum number of shares issuable upon the exercise of options or stock appreciation rights and extended from January 1, 1995 to January 1, 2005 the termination date of the Plan. The 1985 Long-Term Incentive Plan as Amended and Restated, as in effect at the date of this Prospectus, is hereinafter referred to as the "Plan".

The Plan will expire January 1, 2005 unless earlier terminated by the Board of Directors; however, options and stock appreciation rights granted prior to the expiration of the Plan will remain in effect in accordance with their terms.

The purpose of the Plan is to provide financial incentives for selected key personnel and directors of the Company and its subsidiaries, thereby promoting the long-term growth and financial success of the Company by (i) attracting and retaining personnel and directors of outstanding ability, (ii) strengthening the Company's capability to develop, maintain and direct a competent management team, (iii) motivating key personnel to achieve long-range performance goals and objectives and (iv) providing incentive compensation opportunities competitive with those of other corporations.

The Plan is neither qualified under Section 401 of the Internal Revenue Code nor subject to any provisions of the Employee Retirement Income Security Act of 1974.

The following summary of the Plan is qualified in its entirety by reference to the Plan, copies of which have been filed with the Commission and furnished to the recipients of stock options.

Administration and Eligibility

The Plan authorizes the granting of stock options and stock appreciation rights ("SARs") to officers and employees of the Company and its subsidiaries who occupy responsible executive, professional or administrative positions and who have the capacity to contribute to the success of the Company. Options and SARs may also be granted to directors of the Company and its subsidiaries who are not employees of the Company or a subsidiary. Employees must be in grade level 15 or above or otherwise selected for participation. As of the date of this Prospectus there were 44 participants in the Plan.

Awards to participants are administered by a committee composed of two or more directors of the Company, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (the "Committee"). Members of the Committee are appointed by and serve at the pleasure of the Board of Directors. The Committee is authorized, in its discretion but within the parameters set forth in the Plan, to determine those officers, employees and directors who shall receive awards, the type of award to be made, the number of shares to be optioned and the time or times when awards shall be made, to grant such awards, and to interpret the terms and provisions thereof. The Committee's interpretations of the awards are final and conclusive as to all interested parties. The Committee has general authority to interpret the Plan and establish rules and regulations for its administration. As of the date of this Prospectus, the members of the Committee were John W. Puth, 5215 Old Orchard Road, Skokie, IL 60077 and Richard L. Shaw, 4301 Dutch Ridge Road, Beaver, PA 15009-0280.

Stock Option Grants

Up to 1,500,000 shares of common stock of the Company may be issued or delivered by the Company under the Plan, which may include newly-issued or treasury shares. The number and kind of shares that may be issued, the number of shares subject to outstanding options and SARs, the exercise (purchase) price per share and other relevant provisions are subject to appropriate adjustment for stock splits, stock dividends, reverse splits, recapitalizations, a merger in which the Company is the surviving corporation or other similar capital changes. Such adjustment shall be as determined by the Board of Directors, whose determination shall be binding on all persons. Shares of stock subject to an option which for any reason is canceled or terminated without having been exercised in full (except for shares subject to an option canceled upon the exercise of a related SAR) are again available for awards under the Plan.

INCENTIVE STOCK OPTIONS. Eligible employees of the Company and its subsidiaries may be granted "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("ISOs"). The aggregate fair market value (determined at the time the option is granted) of the stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year, under all plans of the optionee's employer corporation and its parent and subsidiary corporations, cannot exceed $100,000. No ISO may be granted to any employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary. In addition, no ISO may be exercisable more than three months after termination of the optionee's employment with the Company or with a parent or subsidiary corporation of the Company, except that when such employment is terminated because of permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986 ("Permanent Disability") or death, such period may be one year. As of the date of this Prospectus, no ISOs had been granted under the Plan.

NONQUALIFIED STOCK OPTIONS. The Plan also authorizes the grant of stock options which do not qualify as ISOs ("Nonqualified Stock Options"). Such options may be granted to eligible employees of the Company and its subsidiaries as well as to non-employee officers and directors of the Company and its subsidiaries.

Terms and Provisions of Stock Options

The terms and provisions of stock options granted under the Plan are determined by the Committee, provided that (a) the exercise price must be not less than the higher of (i) 100% of the fair market value (as defined) of the stock at the date of grant or (ii) the average of the fair market value of the stock for the 30 consecutive trading days commencing 45 trading days before the date of grant, as determined by the Committee, (b) the option must expire no later than ten years from the date of grant, and (c) options intended as ISOs must comply with the applicable requirements as set forth in "Incentive Stock Options" above. The terms and provisions of option grants need not be uniform. Unless otherwise provided in the stock option agreement, (a) such options are exercisable in cumulative annual installments in the amount of 25% of the shares optioned, commencing on the first anniversary of the grant, (b) in the case of death, the option may be exercised by the optionee's legal representative within 12 months after the date of death, but only to the extent the option was exercisable at the time of death, (c) in the case of retirement with the consent of the Company or Permanent Disability, the option may be exercised within three years after termination of service for such reason, but only to the extent that the option was exercisable at the time of such termination of service and (d) if the optionee's service with the Company or a subsidiary of the Company terminates for any reason other than death, retirement with the consent of the Company or Permanent Disability, all options held by him will immediately terminate and may not thereafter be exercised; provided, however, that if his service terminates more than four years after the grant of the option and if his service is not terminated for "cause", he may exercise the option within 30 days after such termination of service. Notwithstanding the foregoing, in no event may any option be exercised after the expiration of ten years from the date on which it was granted. "Cause" includes willful or gross neglect of duties or willful misconduct in the performance of duties, so as to cause material harm to the Company or any subsidiary as determined by the Board of Directors; fraud, misappropriation or embezzlement in the performance of duties; or conviction of a felony which, as determined in good faith by the Board of Directors, constitutes a crime involving moral turpitude and results in material harm to the Company or a subsidiary.

The Committee is authorized to determine whether an optionee has retired from service or has suffered Permanent Disability, and its determination shall be binding on all concerned. In the sole discretion of the Committee, a transfer of service to an affiliate of the Company other than a subsidiary of the Company may be deemed retirement from service with the consent of the Company. Except as otherwise provided in the stock option agreement, an optionee's service will be treated as continuing while he is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed 90 days or, if longer, his right to reestablish his service is guaranteed by statute or by contract; absent such statute or contract, his service will be deemed to have terminated on the 91st day of such leave. The Committee is also authorized, in its discretion, to accelerate the date on which an option or SAR may be exercised, if it determines that to do so will be in the best interests of the Company and the optionee.

STOCK OPTION AGREEMENT. Each stock option is evidenced by a stock option agreement in such form and containing such provisions, not inconsistent with the provisions of the Plan, as the Committee shall approve. The terms and provisions of such agreements need not be uniform. Each optionee should therefore refer to his own stock option agreement for the terms and provisions of his option.

Exercise of Stock Options and Disposition of Shares

MANNER OF EXERCISE. Stock options may be exercised by giving written notice of exercise to the Company specifying the number of shares to be purchased. The notice of exercise must be accompanied by payment in full of the exercise price in cash or by certified or cashier's check.

CONDITIONS TO DELIVERY OF SHARES. The Company will not be obligated to deliver any shares upon the exercise of an option unless and until, in the opinion of the Company's counsel, all applicable federal, state and other laws and regulations have been complied with. If the outstanding stock at the time of exercise is listed on any stock exchange, no delivery will be made unless and until the shares to be delivered have been listed or authorized for listing upon official notice of issuance on such exchange. Nor will delivery be made until all other legal matters in connection with the issuance and delivery of shares have been approved by the Company's counsel. In this regard, and without limiting the generality of the foregoing, the Company may require from the optionee or his legal representative such investment representation or such agreement, if any, as counsel for the Company may consider necessary in order to comply with the Securities Act of 1933, as amended, the securities laws of any state and the regulations thereunder, certificates evidencing the shares may be required to bear a restrictive legend, a stop transfer order may be placed with the transfer agent, and there may be restrictions as to the number of shares that can be resold during a given period of time and the manner of sale. Optionees or their legal representatives must take any action reasonably requested by the Company in order to effect compliance with all applicable securities laws and regulations and any listing requirements.

Notice of disposition of shares. Each optionee must notify the Company when any disposition of optioned shares, whether by sale, gift or otherwise, is made by him.

Stock Appreciation Rights

AWARDS OF SARs. At any time prior to six months before an option's expiration date, the Committee may award to the optionee an SAR related to the option, which represents the right to receive payment of an amount not greater than the amount, if any, by which the fair market value (as defined) of the optioned stock on the trading day immediately preceding the date of exercise of the SAR exceeds the exercise price of the option. SARs are evidenced by either the stock option agreement or a separate agreement with the Company.

EXERCISE OF SARs. An SAR is exercisable only at the same time, to the same extent and subject to the same conditions as the option related thereto is exercisable, except that (a) the Committee may prescribe additional conditions and limitations on the exercise of any SAR, including a maximum appreciation value, (b) an SAR may be exercised only when the fair market value (as defined) of the stock subject to the related option exceeds the exercise price of the option and (c) an SAR is not exercisable during the first six months of its term except in the event of death or Permanent Disability of the optionee prior to the expiration of such six-month period. An SAR is exercisable only by written notice to the Company, except that all SARs are automatically exercised on the last trading day prior to the expiration of the related option (so long as the fair market of the optioned stock at the time of exercise exceeds the exercise price of the option) unless prior to such day the optionee instructs the Company otherwise in writing. The exercise of an SAR cancels the related option.

PAYMENT. Payment of the amount to which an optionee is entitled upon the exercise of his SAR will be made in cash, Company stock or any combination thereof, as the Committee determines at the time of the award. The Company stock will be valued at its fair market value, as determined by the Committee. When in the judgment of counsel to the Company an optionee is subject to Section 16 of the Securities Exchange Act of 1934, as amended, with respect to any equity securities of the Company, any election by such optionee to receive cash in whole or in part upon the exercise of his SAR can be made only during the period beginning on the third business day following the date of release by the Company for publication of any quarterly or annual summary statement of its sales and earnings and ending on the twelfth business day following such date of release, and if the Committee has not determined the form of payment, any election to exercise the SAR in whole or in part for cash is subject to the subsequent approval or disapproval thereof by the Committee in its sole discretion.

EXPIRATION. Each SAR will expire on the date determined by the Committee at the time of award, or, if later, upon the termination of the related option.

Miscellaneous Provisions

NONTRANSFERABILITY. No stock option or SAR awarded under the Plan is transferable by the optionee other than by will or the laws of descent and distribution. Any transfer contrary to this restriction will nullify the award. Options and SARs are exercisable during the optionee's lifetime only by him or his legal representative.

STOCKHOLDER RIGHTS. An optionee has no rights as a stockholder with respect to any stock covered by his option until the issuance to him of a stock certificate representing such stock.

NO RIGHT TO EMPLOYMENT. Neither the establishment of the Plan nor any action taken by the Company, the Board, or the Committee under the Plan, nor any provision of the Plan, shall be construed as giving to any person the right to be retained in the service of the Company or any subsidiary.

CONSOLIDATION OR MERGER. In the event of a consolidation or a merger in which the Company is not the surviving corporation, or any other merger in which the stockholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of complete liquidation of the Company, or in the case of a tender offer accepted by the Board of Directors, all outstanding options and SARs will thereupon terminate, provided that the Board may, prior to the effective date of any such consolidation or merger, either (a) make all outstanding options and SARs immediately exercisable or (b) arrange to have the surviving corporation grant to the optionees replacement options and SARs on terms which the Board determines to be fair and reasonable.

AMENDMENTS. The Board may at any time amend the Plan or amend any outstanding option for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, provided that no such amendment shall result in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, becoming inapplicable to any options or without the approval of the stockholders of the Company (a) increase the maximum number of shares of common stock available under the Plan (subject to adjustment as explained above), (b) reduce the exercise price of options below the prices provided for in the Plan, (c) extend the time within which options or SARs may be granted, (d) extend the period of an outstanding option beyond ten years from the date of grant or (e) change the designation of the persons or classes of persons eligible to receive awards under the Plan. No amendment shall adversely affect the right of any optionee under any award theretofore granted to him except upon his written consent to such amendment. Amendments requiring the approval of stockholders may be effected by the Board subject to such approval.

FEDERAL INCOME TAX CONSEQUENCES

Under the Internal Revenue Code of 1986 as currently in effect, there is no taxable income to an optionee when an ISO is granted to him or when the ISO is exercised. The excess, however, of the fair market value of the underlying shares on the date of exercise over the option exercise price will be taken into account as an adjustment in determining whether the optionee is subject to the alternative minimum tax for the year of exercise. Any such adjustment, however, may be added to the optionee's tax basis for future alternative minimum tax purposes. If the optionee does not dispose of the shares within one year of the date on which the shares are transferred to him nor within two years of the date of option grant, any gain realized upon the disposition will be taxable as long-term capital gain. However, if the optionee does not satisfy the applicable holding period, the excess of the fair market value of the shares on the date of exercise over the option exercise price (but not exceeding the amount by which the sale price of the shares exceeds the option exercise price) will be taxable as ordinary income for the year in which the shares are disposed of. There is no taxable income to a participant when an SAR or a Non-qualified stock option is granted to him, however, upon the exercise of an SAR or a Nonqualified Stock Option, the excess of the fair market value of the underlying shares on the date of exercise over the option exercise price for such shares will be taxable to the optionee as ordinary income. The Company will be entitled to a corresponding tax deduction for any amounts which are taxable to an optionee as ordinary income. If at any time an optionee is treated as receiving ordinary income and at that time he is employed by the Company or any of its affiliates, the Company may be required to withhold federal income taxes and also may be required to withhold contributions under the Federal Insurance Contributions Act (FICA) from either the source of such ordinary income or other income payable to the optionee.

Because of the complexity of the federal income tax laws and the possibility of changes therein, and because the tax consequences to a particular optionee will at least in part depend upon his personal financial situation, optionees are urged to consult their personal tax advisors before exercising their options or SARs or reselling shares acquired under the Plan. Optionees should also consult their personal tax advisors as to the state, local and federal estate tax consequences of such transactions.

OUTSTANDING OPTIONS

The following table sets forth information concerning the stock options outstanding at the date of this Prospectus.

                 Per Share           Expiration       Percent
Grant Date      ExercisePrice          Date(1)        Vested
2/6/87              $3.00               2/6/97          100
12/11/87             3.00             12/11/97          100
6/21/88              3.31              6/21/98          100
1/19/89              3.31              1/19/99          100
6/20/89              3.31              6/20/99          100
12/29/89             3.31             12/29/99          100
5/8/90               3.31               5/8/00          100
11/13/90             3.22             11/13/00          100
7/30/92              2.63              7/29/02          100
12/15/93             3.82             12/15/03           75
7/22/94              3.56              7/22/04           50
12/14/94             3.42             12/14/04           50
4/28/95              3.70              4/28/05           25
5/8/96               4.125             55/8/06          100

(1) Unless terminated on an earlier date as a result of termination of service, death or Permanent Disability, as more fully set forth in the stock option agreements.

The foregoing options are subject to termination upon certain events, as set forth in the stock option agreements.


As of the date of this Prospectus, no SARs had been granted under the Plan and options for 383,750 shares had been exercised.

CERTAIN SELLING SECURITYHOLDERS

The following table sets forth information as of the date of this Prospectus concerning the officers and directors of the Company who hold options granted under the Plan. Shares of Class A Common Stock acquired by such officers and directors under the Plan, through the exercise of their options or the exercise of any related SARs, may be resold by them using this Prospectus.

                                                     Class A    Class A
                                                      Common     Common
                                                      Shares     Shares
Name                   Position With The Company      Owned    Optioned
William S. Cook,Jr.    Vice President - Strategic        -        25,000
                       Planning and Acquisitions

Paul V. Dean               Vice President                -        25,000
                           Piling Products

Samuel K. Fisher           Vice President              1,060       7,000
                            Relay Rail

Lee B. Foster II	    Director,President and Chief     32,426     150,000
                          Executive Officer

Dean A. Frenz           Senior Vice President          1,038      50,000
                            Rail Products

Stan L. Hasselbusch     Senior Vice President            -        50,000
                     Construction & Tubular Products

David L. Minor              Treasurer                  3,289      15,000

Roger F. Nejes     Senior Vice President-Finance and      -       50,000
               Administration and Chief Financial Officer

Henry M. Ortwein, Jr.     Vice President                  -       25,000
                        Rail Manufacturing

John W. Puth                Director                  20,000      35,000

William H. Rackoff          Director                      -       10,000

John L. Rice             Vice President                   -       25,000
                       Rail Distribution

Richard L. Shaw            Director                       -       25,000

Robert W. Sigle         Vice President                    -       15,000
                       Tubular Products

Linda M. Terpenning     Vice President                 1,857      25,000
                        Human Resources

David L. Voltz     Vice President,General Counsel         -       25,000
                         and Secretary

Donald F. Vukmanic         Controller                  3,619      15,000

James W. Wilcock      Chairman of the Board              500     100,000

DESCRIPTION OF CAPITAL STOCK


Class A Common Stock

The Company is authorized to issue up to 20,000,000 shares of Class A Common Stock, par value $.01 per share, of which 10,097,738 were outstanding at the date of this Prospectus. All shares of Class A Common Stock currently outstanding are fully paid and nonassessable. The Class A Common Stock is traded in the over-the-counter market and is reported in the National NASDAQ system (Symbol: FSTRA). American Stock Transfer & Trust Company, New York, New York, is the transfer agent and registrar for the Class A Common Stock.

The Class A Common Stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares have one vote on any matter submitted to the vote of stockholders, equal dividend rights along with shares of Class B Common Stock, and equal rights along with shares of Class B Common Stock in the assets of the Company available for distribution to holders of Common Stock upon liquidation. The Class A Common Stock does not have cumulative voting rights. Holders are entitled to receive dividends when and as declared by the Board of Directors of the Company out of funds legally available therefor.

Class B Common Stock

The Company is authorized to issue up to 1,391,000 shares of Class B Common Stock, par value $.01 per share, none of which was outstanding at the date of this Prospectus.

The Class B Common Stock is identical to the Class A Common Stock in all respects except with respect to voting and conversion rights. The holders of Class B Common Stock are not generally entitled to vote, but are entitled to one vote per share (voting together as a class with shares of the Class A Common Stock) on any consolidation, merger, dissolution, liquidation or sale of assets to be voted on by the stockholders of the Company. Shares of Class B Common Stock are convertible at any time and from time to time into an equal number of shares of Class A Common Stock; provided that no holder of Class B Common Stock shall be entitled to convert any shares of Class B Common Stock to the extent, as a result of such conversion, such holder and its affiliates, directly or indirectly, would own, control or have power to vote a greater quantity of securities of any kind issued by the Company than such holder and its affiliates shall be permitted to own, control or have power to vote under any law or under any regulation, rule or other requirement of any governmental authority at any time applicable to such holder or its affiliates.

Special Provisions

The Company's Restated Certificate of Incorporation, as amended, contains a provision that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate liability (i) for any breach of the duty of loyalty to the Company and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware ("GCL") or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. The Company's By-laws contain a provision that the Company shall, to the fullest extent permitted by Delaware law, indemnify its officers and directors in connection with any actual or threatened action, suit or proceeding arising out their service to the Company. Insofar as such indemnification provision covers liabilities of officers and directors arising under the Securities Act of 1933, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Restriction on Payment of Dividends

Pursuant to restrictions in a loan agreement between the Company and various banks, dividends on common stock may only be paid so long as the amount of such dividends does not exceed 25% of the Company's consolidated net income (determined from the period commencing January 1, 1995) in excess of $1,300,000. At September 30, 1996, $3,181,000 was available for future dividends on common stock.


LEGAL OPINION

The validity of the Class A Common Stock offered hereby has been passed upon for the Company by its counsel, Klett Lieber Rooney & Schorling, A Professional Corporation, 40th Floor, One Oxford Centre, Pittsburgh, Pennsylvania 15219.


DOCUMENTS INCORPORATED HEREIN BY REFERENCE

The Company's Annual Report on Form I0-K for the year ended December 31, 1995 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996, filed with the Securities and Exchange Commission, are incorporated herein by reference. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus, and prior to the filing of a post-effective amendment to the Registration Statement of which this Prospectus forms a part which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus has been delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to David L. Voltz, Secretary, L. B. Foster Company, 415 Holiday Drive, Pittsburgh, PA 15220, telephone number (412) 928-3431.

No person is authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer contained herein, and if given or made, such information or representation not contained herein must not be relied upon as having been authorized by the company. This Prospectus does not constitute an offer of stock in any jurisdiction where such offer would be unlawful.
The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

TABLE OF CONTENTS

Available Information...........................2
The Plan........................................3
    Administration and Eligibility..............3
    Stock Option Grants.........................4
    Terms and Provisions of Stock Options.......5
    Exercise of Stock Options and Disposition
        of Shares...............................6
    Stock Appreciation Rights...................6
    Miscellaneous Provisions....................7
Federal Income Tax Consequences.................8
Outstanding Options.............................9
Certain Selling Securityholders................10
Description of Capital Stock...................11
    Class A Common Stock.......................11
    Class B Common Stock.......................11
    Special Provisions.........................11
    Restriction on Payment of Dividends........12
Legal Opinion..................................12
Documents Incorporated Herein By Reference.....12


   L.B. FOSTER COMPANY
1985 LONG-TERM INCENTIVE
   PLAN AS AMENDED AND
        RESTATED

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       PROSPECTUS
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JANUARY 29, 1997